                     SECURITIES  AND  EXCHANGE  COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) - April 14, 1997



                           MELLON  BANK  CORPORATION
               (Exact name of registrant as specified in charter)



            Pennsylvania                 1-7410              25-1233834
   (State or other jurisdiction      (Commission         (I.R.S. Employer
         of incorporation)           File Number)        Identification No.)



                            One Mellon Bank Center
                               500 Grant Street
                           Pittsburgh, Pennsylvania              15258
                   (Address of principal executive offices)    (Zip code)



      Registrant's telephone number, including area code - (412) 234-5000

                                 Not Applicable
         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

By press release dated April 14, 1997, Mellon Bank Corporation (the "Corporation") and 1st Business Corporation announced a definitive agreement under which the Corporation will acquire 1st Business Corporation and its principal subsidiary, 1st Business Bank, a full-service commercial bank serving midsize business firms in southern California.

By release dated April 15, 1997, the Corporation announced first quarter 1997 results of operations. In the same release, the Corporation announced an increase in the quarterly cash dividend and a two-for-one split of the Corporation's Common Stock. The Corporation increased its Common Stock dividend by 10 percent to 66 cents per share on a pre-split basis, payable on May 15, 1997, to shareholders of record at the close of business on April 30, 1997. The Corporation also announced a two-for-one stock split of its Common Stock which is being structured as a stock dividend of one additional share of Common Stock being paid on each currently outstanding share of Common Stock. The additional shares resulting from the split will be distributed on June 2, 1997, to shareholders of record at the close of business on May 1, 1997.

By release dated April 15, 1997, the Corporation announced that its shareholders have approved an amendment to its Articles of Incorporation increasing the authorized number of shares of common stock from 200 million to 400 million shares.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number   Description

99.1 Mellon Bank Corporation Press Release, dated April 14, 1997, announcing the signing of a definitive agreement with 1st Business Corporation.

99.2 Mellon Bank Corporation Press Release, dated April 15, 1997, announcing the Corporation's first quarter results of operations, an increase in the Corporation's Common Stock dividend, and a two-for-one stock split of the Corporation's Common Stock.

99.3 Mellon Bank Corporation Press Release, dated April 15, 1997, announcing the approval by shareholders of an amendment to the Corporation's Articles of Incorporation.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              MELLON BANK CORPORATION


Date:   April 15, 1997        By:   STEVEN G. ELLIOTT
                                  Steven G. Elliott
                                  Vice Chairman, Chief Financial
                                   Officer & Treasurer
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                                 EXHIBIT INDEX


Number   Description                        Method of Filing

99.1    Press Release dated April 14, 1997  Filed herewith

99.2    Press Release dated April 15, 1997  Filed herewith

99.3    Press Release dated April 15, 1997  Filed herewith